Exhibit 28(j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Anchor Series Trust of our report dated February 27, 2019, relating to the financial statements and financial highlights, which appears in SA BlackRock Multi-Asset Income Portfolio’s, SA PGI Asset Allocation Portfolio’s (formerly SA Edge Asset Allocation Portfolio), SA Wellington Capital Appreciation Portfolio’s, SA Wellington Government and Quality Bond Portfolio’s and SA Wellington Strategic Multi-Asset Portfolio’s (formerly SA Wellington Multi-Asset Income Portfolio) Annual Report on Form N-CSR for the year ended December 31, 2018. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

April 17, 2019